Exhibit 99.1
TARGA RESOURCES PARTNERS LP ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING
HOUSTON, February 08, 2007 — Targa Resources Partners LP (NASDAQ: NGLS) (“Targa Resources Partners”) announced today the pricing of the initial public offering of 16,800,000 of its common units at $21.00 per unit. The underwriters have been granted a 30-day over-allotment option to purchase up to 2,520,000 additional common units. The common units will begin trading on Friday, February 9 on the NASDAQ Global Market and will be traded under the symbol “NGLS.” The offering is expected to close on or about February 14, 2007.
The net proceeds from this offering, together with borrowings under a credit facility to be established by Targa Resources Partners, will be used to reduce intercompany indebtedness owed to Targa Resources, Inc. (“Targa”). In turn, Targa will use these net proceeds to retire its $700 million Senior Secured Bridge Loan due October 31, 2007.
The common units offered to the public will represent approximately 58.1 percent of the outstanding equity of Targa Resources Partners, or approximately 61.4 percent if the underwriters exercise in full their over- allotment option. Targa will indirectly own the remaining equity interests in Targa Resources Partners.
Citigroup, Goldman, Sachs & Co., UBS Investment Bank and Merrill Lynch & Co. acted as joint book-running managers of the offering. A. G. Edwards, Credit Suisse, Lehman Brothers and Wachovia Securities acted as senior co-managers and Raymond James, RBC Capital Markets and Sanders Morris Harris acted as co-managers for the offering.
A copy of the final prospectus related to the offering may be obtained from the offices of: (i) Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Delivery Department, 140 58th Street, Brooklyn, New York 11220, phone: 718-765- 6732; (ii) Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, via fax at 212-902-9316 or via e-mail at prospectusny@ny.email.gs.com; (iii) UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, N.Y., 10171, 212-821- 3000; or (iv) Merrill Lynch & Co., 4 World Financial Center, Attention: Prospectus Department, New York, NY 10080; phone: 212-449-1000.
A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.
About Targa Resources Partners
Targa Resources Partners was recently formed by Targa to engage in the business of gathering, compressing, treating, processing and selling natural gas and the fractionating and selling of natural gas liquids and natural gas liquids products with initial operations in the Fort Worth Basin in north Texas. A subsidiary of Targa is the general partner of Targa Resources Partners. Targa Resources Partners will own approximately 3,950 miles of integrated gathering pipelines, two natural gas processing plants and a fractionator.
Targa Resources Partners’ principal executive offices are located at 1000 Louisiana, Suite 4300, Houston, Texas 77002 and its telephone number is (713) 584-1000.
Forward-Looking Statements
Statements about the proposed offering are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Targa’s control, and a variety of risks that could cause results to differ materially from those expected by management of Targa or Targa Resources Partners.
Investor contact:
Howard Tate
Vice President — Finance
713-584-1000
Web site: http://www.targaresources.com
Media contact:
Kenny Juarez
212-371-5999